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                                                                    Exhibit 99.2
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Thursday August 16, 2:35 pm Eastern Time

Press Release

SOURCE: Zany Brainy, Inc.

Zany Brainy Assets to Be Acquired by Right Start; Sale Expected to Close Within Three Weeks

KING OF PRUSSIA, Pa., Aug. 16 /PRNewswire/ -- Zany Brainy, Inc., a leading specialty retailer of high quality toys, games, books and multimedia products, announced today that the Company has agreed to sell its assets to The Right Start Inc. (Nasdaq: RTST - news), the largest specialty retailer for high
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quality developmental, educational and care products for infants and children through age 4. The agreement with The Right Start comes after Zany Brainy received a proposal from The Right Start that was approved by the bankruptcy court this morning. It is anticipated that Waterton Management LLC, the Company's previously announced purchaser, will in lieu of purchasing Zany Brainy's assets directly invest $20 million in The Right Start.

Under the terms of the transaction, The Right Start will acquire substantially all of the assets of Zany Brainy, including approximately $115 million in cash, inventory and accounts receivable, in exchange for $11.7 million in cash, approximately $85 million in the assumption of liabilities, and the issuance of
1.1 million shares of The Right Start, Inc. common stock. Proceeds from the transaction will be used to pay pre-petition liabilities of Zany Brainy, Inc. Existing Zany Brainy shareholders will not receive any distribution. Closing of the transaction is expected to occur prior to September 5, 2001.

"This agreement with The Right Start represents an incredible opportunity to expand our category leadership and benefit from multi-channel opportunities. It also presents great opportunities for sharing best practices and enhancing efficiencies while expanding each brand's reach exponentially," said Tom Vellios, President and CEO of Zany Brainy.

"We are very excited about the combination of Zany Brainy and The Right
Start," added Jerry R. Welch, Chairman and Chief Executive Officer of The Right Start. "The companies are the two most powerful kid's brands in America today and are a perfect complement to each other."

Vellios concluded, "We are fortunate to have the support of the trade for our Company and this agreement and are excited about building a successful future for Zany Brainy with The Right Start team."

About Zany Brainy:

Zany Brainy, Inc. is a leading specialty retailer of high quality toys, games, books and multimedia products for kids. The Company combines distinctive merchandise offering with superior customer service and in-store events to create an interactive, kid-friendly and exciting shopping experience for children and adults. The Company presently operates 187 stores in 34 states.

Safe Harbor:

Certain statements in this release, including statements regarding the timing of the transaction, the anticipated benefits of combining the companies' brands and retail store base and the investment by Waterton Management in the Right Start are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those indicated in such statements due to a number of factors, including objections to the transaction arising from Zany Brainy's Chapter 11 filing, any required regulatory approvals of the acquisition, changes in consumer spending patterns and in demand for both core and popular products, and, with respect to Waterton Management's investment, The Right Start shareholder approval. Additional information of factors that may affect the business and financial results of Zany Brainy can be found
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in filings of the Company with the Securities and Exchange Commission. The forward-looking statements included in this document are based on information available to Zany Brainy as of the date of this release, and Zany Brainy assumes no obligation to update any of these statements.